Exhibit 10.20

THE UNIVERSITY OF PHOENIX, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

(As Amended and Restated Effective December 2, 2022)

THE UNIVERSITY OF PHOENIX, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

i

THE UNIVERSITY OF PHOENIX, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

The University of Phoenix, Inc. Senior Executive Severance Pay Plan as hereinafter set forth shall be effective with respect to Eligible Employees who incur an Involuntary Termination on or after December 2, 2022 (the “Effective Date”). The right of any former Eligible Employee whose employment was terminated prior to the Effective Date to receive any severance pay or similar benefit was governed by the provisions of the version of The University of Phoenix, Inc. Senior Executive Severance Pay Plan applicable to such former Eligible Employee on the date of his or her termination of employment, and such former Eligible Employee shall not be entitled to any severance benefits under this Plan.

This amendment and restatement of The University of Phoenix, Inc. Senior Executive Severance Pay Plan was adopted and approved by The University of Phoenix, Inc. Board of Trustees on December 2, 2022.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the meanings set forth below:

(a) “Administrator” or “Plan Administrator” shall mean The University of Phoenix,

Inc.

(b) “Average Annual Bonus” shall mean the average of the actual incentive bonuses earned by the Participant for the three (3) fiscal years (or fewer number of fiscal years of employment with the University) immediately preceding the fiscal year in which his or her Involuntary Termination occurs.

(c) “Base Pay” shall mean a Participant’s gross weekly base salary calculated on the basis of the annual rate of base salary in effect for him or her at the time of his or her Involuntary Termination. “Base Pay” shall not include any forms of faculty pay or any forms of extra compensation, such as bonuses, cost-of-living and other allowances, any award paid to the Participant under any incentive compensation plan of the University, any compensation attributable to stock options, restricted stock units or other equity or equity-based awards and any other contribution or payment by the University pursuant to any retirement, profit-sharing, disability or survivor income plan, health or welfare plan, life insurance plan, fringe benefits plan or similar plan.

(d) “COBRA Coverage Costs” shall mean the lump sum amount calculated and payable pursuant to Article II, Section B of the Plan to a Participant.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Effective Date” shall mean December 2, 2022, the date on which the amended and restated Plan becomes effective. The Plan was originally effective June 24, 2010.

(g) “Employee” shall mean an individual who is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(h) “Employer Group” shall mean Apollo Education Group, Inc. and each member of the group of commonly controlled corporations or other businesses that include Apollo Education Group, Inc., as determined in accordance with Code Sections 414(b) and (c) and the Treasury Regulations thereunder, except that in applying Code Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

(i) “Eligible Employee” shall mean an Employee who is a Grade 17-22 Employee.

(j) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(k) “Involuntary Termination” shall mean the unilateral termination of the Participant’s employment by the University for any reason other than a Termination for Cause; provided, however, in no event shall an Involuntary Termination be deemed to occur in the event the Participant’s employment terminates by reason of Participant’s death or disability. In addition, an Involuntary Termination shall not be deemed to occur if a Participant’s employment is terminated by the University by reason of the Participant’s failure to accept an alternate position offered by the University, a purchaser (in connection with the Sale) or by a third-party vendor (in connection with the Outsourcing) if (1) the Principal Place of Employment for such alternate position is less than 25 miles from Participant’s former Principal Place of Employment with the University or (2) the Administrator has determined, in its sole discretion prior to the time the Participant is offered the alternate position, that the alternate position will not result in a material reduction in the Participant’s duties and responsibilities. The Administrator shall determine, in its sole discretion, all of the terms and conditions of a Participant’s alternate position, the time at which the alternate position is offered (which may be after the Participant’s employment has been severed), and the period the Participant has to consider the alternate position.

(l) “Outsourcing” shall mean the outsourcing of a position, office, department, function or subdivision of the University to a third party vendor.

(m) “Participant” shall mean an individual who at the time of his or her Involuntary Termination is an Eligible Employee. An Eligible Employee whose employment with the University terminates for any reason other than an Involuntary Termination, including (without limitation) any of the following reasons, shall not be a Participant in the Plan and shall not be entitled to any severance benefits hereunder: (1) transfer to employment with another member of the Employer Group, (2) a voluntary resignation, (3) a Termination for Cause, (4) death or disability, (5) retirement (other than a retirement that is a direct result of an Involuntary Termination) or (6) temporary layoff or a military leave of absence, except that if (during such absence from work) an Involuntary Termination of his or her Eligible Employee status occurs, then the Eligible Employee shall be eligible for Severance Pay as a result of such Involuntary Termination. A Participant ceases to be such on the date he or she ceases to be eligible for any further Severance Pay pursuant to the provisions of Article II hereof.

(n) “Plan” shall mean The University of Phoenix, Inc. Senior Executive Severance Pay Plan, as amended from time to time.

(o) “Plan Year” shall mean the calendar year or such other period as the University shall from time to time determine.

(p) “Principal Place of Employment” shall mean a University location where a job is based, where the functions of the role typically would be carried out, and where new hires into the role typically would be hired. From time to time, the University has granted and in the future may grant a Participant’s request to work from another physical location on other than a temporary basis (defined below), including out of state or at home, as a matter of personal convenience to the Participant. Any such change in work location shall not amount to a change in the Participant’s

Principal Place of Employment for purposes of this Plan, unless the University agrees in writing at the time the University approves the request that a change in Participant’s Principal Place of Employment will result. The location at which a Participant is working on other than a temporary basis, prior to the Effective Date of this Plan, shall be considered the Participant’s Principal Place of Employment for purposes of this Plan. In the event the University, in its sole and absolute discretion, informs a Participant of a future change in his or her Principal Place of Employment, on other than a temporary basis, and provided that such change would comply with Article I, Section (k), and provided that Participant chooses not to accept such change, Participant would be considered to have involuntarily terminated his or her employment and would be eligible for Severance Pay in accordance with the terms of the Plan. A Participant would be ineligible for Severance Pay in accordance with the terms of the Plan if Participant chooses not to return to Participant’s Principal Place of Employment following a change on a temporary basis to a different work location.

(i) “Temporary basis” shall mean a period of time that is typically not more than six (6) months, but may from time to time extend to a longer but estimable period of time, which is known to Participant and the University at the time Participant changes his or her work location on a temporary basis.

(q) “Pro-Rata Vesting of Equity Awards” shall mean the process set forth in any equity grant agreement the Participant may have with the University pursuant to which a Participant may be eligible to vest on a limited pro-rata basis in University stock or stock-based awards, including (without limitation) stock option grants, restricted stock unit awards, performance share awards and any other equity or equity-based awards.

(r) “Sale” shall mean the sale of all or a portion of the assets of the University or other business sale transaction by the University.

(s) “Separation from Service” shall mean the Participant’s cessation of Employee status and shall be deemed to occur for purposes of the Plan at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is, either by statute or contract, provided with a right to reemployment with one or more members of the Employer Group; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided with a right to reemployment either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(t) “Severance Pay” shall mean the amount payable pursuant to Article II, Section A of the Plan to a Participant who ceases employment with the University by reason of an Involuntary Termination. Severance Pay shall be paid to such Participant in installments in accordance with the provisions of Article II, Section E.

(u) “Specified Employee” shall mean a Participant who is, pursuant to procedures established by the Plan Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each Participant who is a “key employee” (within the meaning of that term under Code Section 416(i)) at any time during the twelve (12)-month period ending with such date. A Participant who is so identified as a Specified Employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year.

(v) “Termination for Cause” shall mean the termination of an Eligible Employee’s service or employment with the University for one or more of the following reasons:

(i) repeated dereliction of the material duties and responsibilities of his or her position with the University;

(ii) misconduct, insubordination or failure to comply with University policies governing employee conduct and procedures;

(iii) excessive lateness or absenteeism;

(iv) conviction of or pleading guilty or nolo contendere to any felony involving theft, embezzlement, dishonesty or moral turpitude;

(v) commission of any act of fraud against, or the misappropriation of property belonging to, the University;

(vi) commission of any act of dishonesty in connection with his or her responsibilities as an Employee that is intended to result in his or her personal enrichment or the personal enrichment of his or her family or others;

(vii) any other misconduct adversely affecting the business or affairs of the University; or

(viii) a material breach of any agreement he or she may have at the time with the University, including (without limitation) any proprietary information, non-disclosure or confidentiality agreement.

(w) “University” shall mean The University of Phoenix, Inc.; its parent, Apollo Education Group, Inc., and other wholly-owned U.S. subsidiaries of Apollo Education Group, Inc., including (without limitation) Western International University, Inc.

ARTICLE II

PLAN BENEFITS

A.	Severance Pay. The amount of Severance Pay to which an Eligible Employee may become entitled under this Plan upon his or her Involuntary Termination shall be as follows:

(1)	Grade 17 Eligible Employee. A Grade 17 Eligible Employee shall be eligible to receive Severance Pay equal to six (6) months of his or her Base Pay.

(2)	Grade 18 Eligible Employee. A Grade 18 Eligible Employee shall be eligible to receive Severance Pay equal to nine (9) months of his or her Base Pay.

(3)

Grade 19 Eligible Employee. A Grade 19 Eligible Employee shall be eligible to receive Severance Pay equal to (i) twelve (12) months of his or her Base Pay plus (ii) fifty percent (50%) of his or her Average Annual Bonus.

(4)

Grade 20-21 Eligible Employees. A Grade 20-21 Eligible Employee shall be eligible to receive Severance Pay equal to (i) eighteen (18) months of his or her Base Pay plus (ii) one (1) times his or her Average Annual Bonus.

(5)

Grade 22 Eligible Employee. A Grade 22 Eligible Employee shall be eligible to receive Severance Pay equal to (i) twenty-four (24) months of his or her Base Pay plus (ii) one (1) times his or her Average Annual Bonus.

(6)

Installment Payments. The Severance Pay to which a Participant becomes entitled under this Article II, Section A shall be paid in successive equal installments in accordance with the provisions of Article II, Section E below. Each such payment shall be subject to the University’s collection of all applicable withholding taxes, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected.

(7)

Severance Offsets. The amount of Severance Pay payable to a Participant under Article II, Section A(1)-(5) hereof shall be reduced, to the extent permitted by applicable law and not otherwise in contravention of any applicable acceleration prohibition imposed under Code Section 409A, by (i) any monies a Participant owes to the University, (ii) by the amount of any statutory benefit payable to the Participant by reason of his or her termination of employment, and (iii) by the amount of severance pay or other severance benefits payable to the Participant pursuant to any other plan of the University or any agreement in effect between the University and the Participant so that there shall be no duplication of severance benefits under such plan or agreement and this Plan. Statutory benefits that reduce the benefits payable under this Plan shall include, but not be limited to, benefits paid pursuant to the Worker Adjustment and Retraining Notification Act in connection with the Participant’s termination. In further clarification of the foregoing offset provisions, should there be any other severance benefit arrangement in effect for a Participant on the Effective Date of this Plan or should any other severance benefit arrangement be established for a Participant in connection with his or her commencement of employment with the University, whether before or after such Effective Date, then the terms and provisions of that other severance benefit arrangement (including without limitation the form of payment and the commencement or payment date) shall supersede and replace the terms and provisions of this Plan to the extent that other arrangement provides for severance benefits at the time of the Participant’s Involuntary Termination that are equal to or greater than the amount of Severance Pay payable under the Plan, and no benefits shall be provided under this Plan that would duplicate those other severance benefits.

(8)	Non-duplication. No Participant shall be entitled to benefits under more than one subsection of Article II, Section A.

B.

COBRA Coverage Costs. The University shall make a lump sum cash payment to each Participant at Grade Level 17 or above who becomes entitled to Severance Pay under the Plan. The lump sum cash payment will be in an amount determined by multiplying (X) the amount by which (i) the monthly cost that would be payable by the University, as measured as of the date of his or her Involuntary Termination, to obtain continued medical, dental and vision care coverage for the Participant and his or her spouse and eligible dependents under the University’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on the date of such Involuntary Termination exceeds (ii) the monthly amount payable at such time by a similarly-situated executive whose employment with the University has not terminated to obtain group health care coverage at the same level by (Y) the number of months of Base Pay for which such Participant will receive Severance Pay under the Plan. The University shall pay such lump sum amount to the Participant on the same date the first installment of his or her Severance Pay is paid in accordance with Article II, Section F below. Notwithstanding the foregoing, such lump sum payment shall be subject to the delayed commencement date provisions of Article III, Section A of the Plan, to the extent applicable. Such lump sum shall constitute taxable income to the Participant and shall be subject to the University’s collection of all applicable withholding taxes, and the Participant shall receive only the portion of such payment remaining after such withholding taxes have been collected. It shall be the sole responsibility of the Participant and his or her spouse and eligible dependents to obtain actual COBRA coverage under the University’s group health care plan.

C.	Outplacement. Outplacement shall be provided under this Plan as follows:

(1)

Outplacement in General. A Participant in this Plan may be eligible for outplacement. The outplacement services provided and the duration of such outplacement services shall be determined from time to time by the Plan Administrator.

(2)	Limitation. No outplacement services will be provided beyond the close of the calendar year following the calendar year in which the Participant’s Involuntary Termination occurs.

D.

Requirement of Complete And Permanent Release and Restrictive Covenants. Notwithstanding any provision of the Plan to the contrary, a Participant’s entitlement to Severance Pay, COBRA Coverage Costs, and Outplacement is contingent upon the Participant’s timely signing, delivery and non-revocation of a complete and permanent general release of all claims against the University and its affiliates and related parties (the “Release”). The Release will also subject the Participant to certain confidentiality, non-solicitation, non-disparagement and non-compete covenants in such form and substance as the University deems appropriate. A Participant’s failure to comply on a timely basis with such Release requirement shall render such individual ineligible to receive any severance pay or other benefits under the Plan.

On the date of the Participant’s Involuntary Termination or within fifteen (15) days thereafter, the University shall furnish such Participant with a letter that describes the benefits of the Plan as applicable to the Participant (the “Severance Letter”). With the Severance Letter the University shall also forward the appropriate form of Release to be executed by the Participant.

If age forty (40) or older, the Participant shall have twenty-one (21) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the University. However, if the Severance Pay is provided under this Plan in connection with an event that the University in its discretion determines is a program affecting a group or class of Eligible Employees within the meaning of 29 USC Section 626(f)(1)(F)(ii), the Participant shall have forty-five (45) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the University. In either case, the Participant will have seven (7) days from the date the Participant returns the signed Release to revoke and void the Release by giving written notice of his or her intent to do so to the University. The Release does not become effective or enforceable until the seven (7)-day revocation period has expired.

If under age forty (40), the Participant shall have fourteen (14) calendar days from the date the Participant is provided with the Release to review, sign and return that Release to the University, and such Release shall be effective and enforceable immediately upon delivery of the signed Release to the University without any applicable revocation period.

E.

Terms of Payment. Provided the Participant returns, within the applicable time period provided under Article II, Section D, the Release required to receive benefits under the Plan and does not revoke that release during the applicable revocation period, the Severance Pay will be paid in successive equal installments over a period of months equal to the total number of months taken into account in calculating the Base Pay component of the Severance Pay to which such Participant is entitled. Such installments shall be payable over the applicable period on the regularly scheduled pay dates in effect for the University’s salaried employees, with the first such installment to be paid on the first such pay date within the seventy-five (75)-day period measured from the date of the Participant’s Separation from Service due to his or her Involuntary Termination on which the Release delivered by the Participant in accordance with Article II, Section D is effective following the expiration of the applicable maximum review/delivery/return and revocation periods to which the Participant is entitled under the Plan and any applicable law with respect to such Release, or to begin on such subsequent date thereafter as the University may determine in its sole discretion, but in no event shall the first such installment be paid later than the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s Separation from Service. For purposes of Code Section 409A, the Severance Pay payable pursuant to this Article II, Section E shall be deemed to be a series of separate payments, with each installment of the Severance Pay to be treated as a separate payment, and any such separate payments made during the period commencing with date of the Participant’s Involuntary Termination and ending with March 15 of the calendar year immediately following the calendar year in which such Involuntary Termination occurs shall constitute the Participant’s “Short-Term Deferral Payments” for purposes of Article III of the Plan. In no event shall the Participant have any right to control or designate the calendar year in which the payment of his or her Separation Pay shall commence.

F.

Confidentiality, Non-Solicitation, Non-Disparagement, and Non-Competition. In the event that the Participant violates any confidentiality, non-solicitation, non-disparagement, or non-competition provisions in the Release or any other agreement between the University and the Participant, the Participant shall not be entitled to Severance Pay, COBRA Coverage Costs, Pro-Rata Vesting of Equity Awards or Outplacement. If the Participant violates any confidentiality, non-solicitation, non-

disparagement, or non-competition provisions in the Release or other agreement between the University and the Participant, the Participant shall repay or return all Severance Pay, COBRA Coverage Costs and the number of shares of the University’s common stock attributable to the Pro-Rata Vesting of Equity Awards (or the gain realized from the sale of such shares) paid or issued to the Participant, along with the value of any Outplacement provided to the Participant.

G.

Other Benefits. Except as provided in this Plan or to the extent required by law or the applicable provisions of an employee benefit program, coverage under all employee benefit programs maintained by the University will cease on the date of the Participant’s termination of employment. The Participant shall, however, have such rights as are required by law or the applicable provision of an employee benefit program with respect to the University’s employee benefit programs, including the right to elect COBRA coverage under the University health benefit programs.

H.

Window Benefits. The University may establish window benefits that shall be applicable for limited periods of time and may be applicable to limited groups of Eligible Employees. The provisions of such window benefit may be more favorable or less favorable than the provision that would otherwise be applicable to the Participant in the absence of such window benefit. The window benefit provisions shall, during the period for which they are in effect, supersede any other Plan provisions.

I.

Stock Plan Provisions. Any special provisions with respect to any University plan that provides for the issuance or acquisition of shares of the University’s common stock (whether through stock option grants, restricted stock units, performance share unit awards or other stock-based awards) shall be provided in attached Exhibit A.

J.

Cessation of Severance Pay Upon Reemployment. A Participant who experiences a Separation from Service on or after July 1, 2012 and who is re-employed by the University prior to the date the Participant ceases to be eligible for any further Severance Pay by reason of such Separation from Service shall receive no further Severance Pay in connection with that Separation from Service.

ARTICLE III

DELAYED COMMENCEMENT DATE FOR SEVERANCE BENEFITS

A. Notwithstanding any provision to the contrary in Article II or any other Article of the Plan, other than Article III, Sections B and C below, no severance benefit payable under the Plan (or component thereof) that is deemed to constitute an item of “nonqualified deferred compensation” within the meaning of Code Section 409A and that is otherwise payable in connection with a Participant’s Separation from Service shall be paid to the Participant until the earlier of (i) the first day of the seventh (7th) month following the date of such Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable delay period, all payments delayed pursuant to this Article III, Section A, whether they were otherwise payable in installments or a lump sum, shall be paid in a lump sum to the Participant, and any remaining severance benefits shall be paid in accordance with the applicable provisions of Article II.

B. Notwithstanding Article III, Section A, the delayed commencement date provisions of such Article III, Section A shall not be applicable to (i) any severance payments under Article II that qualify as Short-Term Deferral Payments exempt from Code Section 409A or any other severance benefits hereunder that qualify for such exemption and (ii) the portion of a Participant’s Severance Pay, COBRA Coverage Costs and the Pro-Rata Vesting of Equity Awards otherwise subject to Code Section 409A that does not in the aggregate exceed the dollar limit described below and that is otherwise scheduled to be paid in connection with such Participant’s Separation from Service but not later than the last day of the second (2nd) calendar year following the calendar year in which such Separation from Service occurs. Accordingly, the foregoing clause (i) and (ii) payments shall be paid to the Participant as they become due and payable in accordance with the payment provisions of Article II. For purposes of clause (ii) of this Article III, Section B, the applicable dollar limitation will be equal to two (2) times the lesser of (A) the Participant’s annualized compensation (based on his or her annual rate of pay for the taxable year preceding the taxable year of his or her Separation from Service, adjusted to reflect any increase during that taxable year that was expected to continue indefinitely had such Separation from Service not occurred) or (B) the compensation limit under Code Section 401(a)(17) as in effect in the year of the Separation from Service.

C. Article III, Sections A and B shall not apply to the lump sum payment of COBRA Coverage Costs to the extent the dollar amount of that payment does not exceed the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the calendar year in which the Participant’s Separation from Service occurs.

D. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Code Section 409A(3) and the Treasury Regulations thereunder.

E. No interest shall be paid on any Severance Pay or COBRA Coverage Costs for which a delayed commencement date is required in accordance with the foregoing provisions of this Article III.

ARTICLE IV

NON-ALIENATION OF PLAN BENEFITS

Except as provided by applicable law, no Severance Pay or COBRA Coverage Costs payable to any Participant under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void, nor shall any such Severance Pay, COBRA Coverage Costs or Pro-Rata Vesting of Equity Awards be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of any Participant.

If any Participant is, in the judgment of the Administrator, unable to take care of his or her affairs for any reason whatsoever, including mental condition, illness or accident, any Severance Pay or COBRA Coverage Costs payable under the Plan may be paid to the guardian or other legal representative of such Participant or to such other person or institution who, in the opinion of the Administrator, is then maintaining or has custody of such Participant. Such payment shall constitute a full discharge with respect thereto and the Administrator shall have sole discretion in determining to whom such payment shall be made and in changing the payee from time to time.

ARTICLE V

FUNDS FROM WHICH PLAN BENEFITS ARE PAYABLE

The Plan shall be unfunded. All Severance Pay and COBRA Coverage Costs intended to be provided under the Plan shall be paid from time to time from the general assets of the University and paid in accordance with the provisions of the Plan.

ARTICLE VI

CLAIM PROCEDURE

The Plan Administrator shall establish a claims procedure that satisfies the requirements of 29 CFR Section 2560.503-1 as applicable to a severance pay plan subject to ERISA. The Plan Administrator has full and complete discretionary authority to decide any matter presented through the claims procedure and the final decision by the Plan Administrator shall be binding on all parties to the maximum extent allowed by law.

ARTICLE VII

THE ADMINISTRATOR

The general administration of the Plan shall be vested in the Administrator who shall be the Plan Administrator for purposes of ERISA.

The Administrator may employ counsel, actuaries and agents and engage such clerical, medical and actuarial services as the Administrator deems expedient.

All expenses incurred by the Administrator in the administration of the Plan, including compensation of the counsel, agents and agencies as the Administrator may appoint or employ, shall be paid by the University.

ARTICLE VIII

ACCOUNTS AND RECORDS

The Administrator shall keep such accounts and records as it may deem necessary or proper in the performance of its duties as administrator of the Plan.

ARTICLE IX

INTERPRETATION OF PROVISIONS

The Administrator shall have full and complete discretionary power and authority to determine the amount of any Severance Pay, COBRA Coverage Costs and Outplacement benefits, if any, payable under the Plan and all other matters arising in the administration, interpretation and application of the Plan.

The Plan is intended to comply with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder. Payments to Plan Participants are also intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of the Plan applicable to Severance Pay, COBRA Coverage Costs and Pro-Rata Vesting of Equity Awards and the determination of the Participant’s Separation from Service due to his or her Involuntary Termination shall be applied, construed and administered so that those benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit under the Plan is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE X

AMENDMENT OF PLAN

The University’s Board of Trustees or an authorized board committee may, from time to time and at any time, amend the Plan and any of the benefits set forth in the Plan.

Any amendment to the Plan may effect a substantial change in the Plan and may include (but shall not be limited to) (1) a reduction to the level of Severance Pay, COBRA Coverage Costs, Outplacement benefits, and/or other benefits payable under the Plan, (2) a provision for the participation in the Plan by any subsidiary of the University, (3) a change in the class or classes of persons to whom any Severance Pay, COBRA Coverage Costs, and/or Outplacement benefits may be or become payable, and (4) any change deemed by the University to be necessary or desirable to make the Plan conform to, or to enable Participants to obtain tax benefits under, any existing or future laws or rules or regulations thereunder.

ARTICLE XI

DISCONTINUANCE OF PLAN

The Plan may be terminated at any time and for any reason by action of the University’s Board of Trustees or an authorized board committee.

ARTICLE XII

NO CONTRACT OF EMPLOYMENT

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the University and any Eligible Employee or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Eligible Employee the right to be retained in the service of the University or to interfere with the rights of the University to discharge any Eligible Employee at any time. No Eligible Employee shall, because of the Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other term of employment.

ARTICLE XIII

FORMS; COMMUNICATIONS

A. The Administrator shall provide such appropriate forms as it may deem expedient in the administration of the Plan.

B. All communications concerning the Plan shall be in writing addressed to the Administrator at such address as the Administrator may from time to time designate, and no such communication shall be effective for any purpose unless received by the Administrator.

C. The Administrator shall issue a summary plan description to the Eligible Employees describing the Plan. In the event of any conflict between the terms of the Plan, as set forth in the Plan and as set forth in the summary plan description, the Plan shall control.

ARTICLE XIV

GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Arizona, except to the extent that the laws of the United States (including ERISA) take precedence and preempt state laws.

EXHIBIT A

STOCK PLAN PROVISIONS

A Participant in the Plan shall be subject to such special provisions with respect to University plans that provide for the issuance or acquisition of shares of the University’s common stock (whether pursuant to stock option grants, restricted stock units, performance share unit awards and other stock-based awards) as are determined from time to time by the Compensation Committee of the Board of Directors of Apollo Education Group, Inc. in its sole discretion.

A-1